Exhibit 21

                    Subsidiaries of Chartwell Re Corporation

         Name                                 Jurisdiction of Incorporation
         ----                                 -----------------------------
Chartwell Re Holdings Corporation                        Delaware
Chartwell Reinsurance Company                            Minnesota
Insurance Corporation of New York (INSCORP)              New York
Chartwell Holdings Limited                               United Kingdom